EXHIBIT 99.1



                   SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, Infowave Software, Inc. has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating Infowave Software, Inc.'s business, you should consider:

     |_|  all of the information in this quarterly report on Form 10-Q;

     |_| the risk factors described in the Company's Annual report for the year ended December 31, 2001 filed with the Securities and Exchange Commission; and

     |_|  the risk factors described below.


                                  RISK FACTORS

In addition to the other information contained in this report, readers should carefully consider the following risk factors which may have a material adverse effect on the Company's business, financial condition or results of operation.

HISTORY OF LOSSES

The Company is not currently profitable and incurred losses from continuing operations (which excludes the discontinued operations of the Imaging Division) calculated in accordance with Canadian Generally Accepted Accounting Principles of $20,860,436, $16,255,917 and $3,773,523 for the years ended December 31,
2001, 2000 and 1999, respectively. The Company expects to continue to incur losses in the future. The Company anticipates that its expenses may increase as the Company continues to increase its research and development, sales and marketing and general and administrative expenses. The Company cannot predict if it will ever achieve profitability and, if it does, it may not be able to sustain or increase profitability.

MANAGEMENT OF CORPORATE RESTRUCTURING ACTIVITIES

In the past, the Company has expanded its operations rapidly. This expansion placed a significant strain on the Company's managerial, operational and financial resources as it integrated and managed new employees, more locations, more customers, suppliers and other business relationships. In April 2002, the Company initiated corporate restructuring activities which included a workforce reduction of employees and restructuring of certain business functions. There have been and may continue to be substantial costs associated with the workforce reduction related to severance and other employee-related costs, as well as material charges for reduction of excess facilities, and the Company's restructuring plan may yield unanticipated consequences, such as attrition beyond its planned reduction in workforce. This workforce reduction has placed significant strain on the Company's administrative, operational and financial resources and has resulted in increased responsibilities for each of its management personnel. As a result, the Company's ability to respond to unexpected challenges may be impaired and it may be unable to take advantage of new opportunities. In addition, the reduction in workforce may reduce employee morale and may create concern among potential and existing employees about job security at the Company, which may lead to difficulty in hiring and increased turnover in its current workforce, and divert management's attention. In addition, this headcount reduction may subject the Company to the risk of litigation, which could result in substantial costs to the Company and could divert management's time and attention away from business operations. Any failure by the Company to properly manage this rapid change in workforce, facilities and business functions could impair the Company's ability to efficiently manage the Company's business and to attract and service customers. It could also cause the Company to incur higher operating costs and delays in the execution of the Company's business plan or in the reporting or tracking of the Company's financial results.

WIRELESS INDUSTRY GROWTH

There can be no assurance that the market for the Company's existing or proposed wireless software products will grow, that firms within the industry will adopt the Company's software products for integration with their wireless data communications solutions, or that the Company will be successful in independently establishing product markets for its wireless software products. If the various markets in which the Company's software products compete fail to grow, or grow more slowly than the Company currently anticipates, or if the Company were unable to establish product markets for its new software products, the Company's business, results of operation and financial condition would be materially adversely affected.

RELIANCE ON NEW TECHNOLOGIES

The wireless data communications market is characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the market for the Company's wireless software products will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, the Company will be materially adversely affected. Even if the market does grow, there can be no assurance that the Company's products will achieve commercial success. The Company may find itself competing in the market for wireless mobile computing software against other companies with significantly greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, or imitate the features of the Company's wireless mobile computing software, reducing prices and the Company's revenues and share of the market.

In addition, the Company's competitors may develop alternative technologies that gain broader market acceptance than the Company's software solutions. As a result, the life cycle of the Company's software solutions is difficult to estimate. The Company may need to develop and introduce new products and enhancements to its existing solutions on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive technologies that may render its solution obsolete. These research and development efforts may require the Company to expend significant capital and other resources. In addition, as a result of the complexities inherent in the Company's solutions, major enhancements or improvements will require long development and testing periods. If the Company fails to develop products and services in a timely fashion, or if it does not enhance its products to meet evolving customer needs and industry standards, including security technology, it may not remain competitive or sell its solutions.

PRODUCT IMPROVEMENTS

The Company will be at risk if it is unable to continually upgrade and improve its software products, or to develop new software products. The software industry is characterized by a constant flow of new or improved products, which quickly render existing software products obsolete. The Company's competitors may develop technically superior and comparably priced or lower priced software that would have a material adverse effect on the Company.

ADDITIONAL FINANCING

The Company may not have sufficient capital to fund its operations. In particular, additional financing may be required to develop and market the Company's software products and services. The Company believes that the total amount of cash and short-term investments will be sufficient to meet its anticipated cash needs for working capital and capital expenditures through 2002. This is predicated on the Company meeting certain internal revenue


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projections  and working  capital  metrics.  If the Company  fails to meet these projections, it will not have sufficient resources to meet anticipated cash needs for working capital and expenditures in 2002 without raising additional
capital,  and/or  implementing   additional  reductions  in  expenses.   Further
reductions in expenses may negatively impact the Company's ability to grow the business.

No assurance can be given that any additional financing required will be available, or that additional financing will be available on terms that may be advantageous to existing shareholders. Such financings, to the extent they are available may result in substantial dilution to shareholders. To the extent such financing is not available, the Company may not be able to or may be delayed in being able to continue to commercialize its software products and services.

RELIANCE ON MICROSOFT

Some of the Company's wireless software products wirelessly enable the functionality of Microsoft Exchange. The Company is aware that Microsoft has developed its own wireless functionality for Microsoft Exchange that competes with software products of the Company.

RELIANCE ON COMPAQ

The Company has entered into the Compaq Strategic Alliance and Sales Agreement dated March 8, 2002 and a Worldwide Reseller Agreement with Compaq. Under these agreements, the Company's software is sold both as a stand-alone product and is bundled with Compaq's Proliant Servers, and iPAQnet Mobile Intranet and iPAQnet Mobile Email Pocket PC. There is no assurance, however, that this relationship with Compaq will prove to be successful or result in material revenues for the Company.

RELIANCE ON KEY PERSONNEL AND CONSULTANTS

The Company is currently dependent upon its senior management, board of directors and consultants, the loss of any of which may significantly affect the performance of the Company and its ability to carry out the successful development and commercialization of its software products and services. Failure to retain management, directors and consultants or to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Company's growth and profitability. The Company may be required to recruit additional software development personnel, expand its sales force, expand its customer support functions and train, motivate and manage its employees. The Company's ability to assimilate new personnel will be critical to its performance. Competition for qualified software development personnel and other professionals is expected to increase. There can be no assurance that the Company will be able to recruit the personnel required to execute its programs or to manage these changes successfully.

RELIANCE ON KEY THIRD-PARTY RELATIONSHIPS

The Company relies on key third-party relationships, including its relationships with resellers and OEMs, for marketing and sales of its software products. These third parties are not within the control of the Company, may not be obligated to purchase software products from the Company and may also represent and sell competing software products. The loss of any of these third-party relationships, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers or OEMs with the technical, industry and application experience required to market and sell the Company's software products successfully could have a material adverse effect on the Company.

COMPETITION

Certain of the Company's competitors have substantially greater financial, technical and marketing resources than the Company. In addition, the market for wireless mobile computing software products continues to develop, and


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additional  competitors  with  substantially  greater  financial,  technical and marketing resources than the Company may enter the market and competition may intensify. Current or future competitors may develop software products that are
superior  to  the  Company's   software   products  or  achieve  greater  market
acceptance.

PRODUCT DEFECTS

Software products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new software products after commencement of commercial shipments resulting in product recalls and market rejection of the Company's software products and resulting in damage to the Company's reputation, as well as lost revenue, diverted development resources and increased support costs.

INTELLECTUAL PROPERTY PROTECTION

The Company considers its software products and trademarks to be of value and important to its business. The Company relies principally upon a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. The Company has several patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information. The cost of litigation necessary to enforce the Company's proprietary rights may be prohibitive. Such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing software products and services similar to those of the Company.

Although the Company believes that it has the right to use all of the intellectual property incorporated in its software products, third parties may claim that the Company's software products violate their proprietary rights, including copyrights and patents. If any such claims are made and found to be valid, the Company may have to re-engineer its software products or obtain licenses from third parties to continue offering its software products. Any efforts to re-engineer its software products or obtain licenses from third parties may not be successful and could substantially increase the Company's costs and have a material adverse effect on the business, financial condition and results of operations of the Company.

FOREIGN EXCHANGE RATE EXPOSURE

The majority of the Company's revenue is denominated in U.S. dollars (the currency in which the Company's financial statements are presented) or currencies other than Canadian dollars (the functional currency of the Company) and in the future may be denominated in currencies other than Canadian or U.S. dollars. The Company does not engage in currency hedging activities to limit the risks of exchange rate fluctuations. As a result, changes in the relative value of the U.S. dollar to the Canadian dollar and other foreign currencies will affect the Company's revenues and operating margins. The impact of future exchange rate fluctuations between the U.S. dollar and the Canadian dollar or other foreign currencies on revenues and operating margins cannot be accurately predicted and could have a material adverse effect on the Company.

ENFORCEMENT OF CIVIL LIABILITIES

The Company is a corporation incorporated under the laws of British Columbia, Canada. Certain of the directors and the Company's professional advisors are residents of Canada or otherwise reside outside of the U.S. All or a substantial portion of the assets of such persons are or may be located outside of the U.S. It may be difficult to effect service of process within the United States upon the Company or upon such directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liability of the Company or such persons under U.S. federal securities laws. The Company has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against the Company or such directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against the Company or such directors and professional advisors predicated solely upon such U.S. laws. However, a judgment against the Company predicated solely upon civil liabilities provisions of such U.S. federal securities laws may be enforceable in Canada if the U.S. court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court.


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POTENTIAL FLUCTUATIONS IN QUARTERLY FINANCIAL RESULTS

The Company's financial results vary from quarter to quarter based on factors such as the timing of significant orders and contract completions and the timing of new product introductions. Any significant fluctuation in revenue could materially adversely affect the Company.

CHANGE IN SALES STRATEGY AND RELIANCE ON A SMALL NUMBER OF CUSTOMERS

A significant proportion of the Company's revenues are from a small number of customers with large orders. In 2001, four customers accounted for 61% of total revenue. No single customer accounted for greater than 20% of revenues. In 2000, one customer represented 57% of revenue. The Company has changed its sales strategy, focusing on larger, Fortune 500 opportunities, which have the potential for significant sales. In the past, the Company also was targeting smaller opportunities with less potential for future upsell. As a result of the change in strategy, the Company may experience swings in revenue, as single large opportunities can materially affect the revenue results of any quarter, and it is difficult to accurately predict revenue timing with these opportunities.

CERTAIN SHAREHOLDERS MAY EXERCISE CONTROL OVER MATTERS VOTING UPON BY THE SHAREHOLDERS

Certain of the Company's officers, directors and entities affiliated with the Company together beneficially owned a significant portion of the Company's outstanding common shares as of December 31, 2001. While these shareholders do not hold a majority of the Company's outstanding common shares, they may be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of the Company's assets. This may prevent or discourage tender offers for the Company's common shares.

POSSIBLE MARKET VOLATILITY

The market price for the Common Shares may be subject to significant volatility. Quarterly operating results of the Company or of other companies involved in the wireless industry specifically or technology industries generally, changes in general conditions in the North American economy, the financial markets in North America, failure to meet the projections of securities analysts or other developments affecting the Company or its competitors could cause the market price of the Common Shares to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities of many companies for reasons unrelated to their operating performance.



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